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                                                                    EXHIBIT 10.7


                      DEFERRED COMPENSATION LOAN AGREEMENT

        This Agreement is entered into between Hawthorne Financial Corporation (the "Company") and Karen Abajian ("Executive") as of July 12, 2000.

                                    RECITALS

        A. Executive is currently employed as the Company's Executive Vice President and Chief Financial Officer.

        B. Prior to her employment with the Company, Executive was a participant in a deferred compensation plan at Imperial Bank ("Imperial").

        C. As a result of Executive's resignation from Imperial, Executive (1) was required to recognize $417,705.64 in deferred compensation and (2) lost the opportunity to receive a corporate matching contribution of $40,832.65 from Imperial.

        D. As a material inducement to Executive to become employed by the Company, the Company agreed to reimburse Executive for additional income and employment tax liabilities she would recognize as a result of the accelerated deferred compensation and to pay Executive the amount of the matching contribution which she did not receive, provided that Executive continues to be employed by the Company.

        E. The Company proposes to loan Executive the amount necessary to cover the lost matching contribution and Executive's state and federal income tax liabilities with respect to the early recognition of deferred compensation and the matching contribution.

        F. Executive, together with her spouse, is a resident of the state of California and is currently subject to taxation at the top marginal rates for California and federal income tax purposes.

        NOW, THEREFORE, the parties agree as follows:

        1. Loan for Lost Matching Contribution and Tax Liabilities. The Company shall make a loan (the "Loan") to Executive in the principal amount of $227,627.43, with interest at the "applicable Federal rate" (as defined in Section 1274(d) of the Internal Revenue Code) compounded semiannually, to cover Executive's lost matching contribution from Imperial and Executive's state and federal tax liabilities with respect to the early recognition of deferred compensation and the matching contribution, on the terms and conditions set forth in this Agreement.

        2. Maturity of Loan. The remaining balance of the Loan, principal and interest, shall become immediately due and payable on the earliest of (a) the date Executive resigns her employment with the Company, (b) the date Executive's employment is terminated for "cause" as defined herein, or (c) the third anniversary of the date hereof. The Company shall be deemed to have terminated the employment of Executive "for cause" if, but only if, such termination (x) shall result from (i) Executive's continued and



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willful failure or refusal to substantially perform her duties in accordance with the terms of the Agreement, (ii) any act or omission by Executive constituting gross negligence or willful misconduct that is materially injurious to the Company, or (iii) Executive's commission of a felony or a serious misdemeanor or any act or omission involving dishonesty, disloyalty or fraud with respect to the Company, its customers or suppliers and (y) shall have been approved by 66.66% of the Board of Directors of the Company. No termination shall be considered to result from Executive's continued and willful failure or refusal to substantially perform her duties in accordance with the terms of the Agreement, unless Executive first shall have received written notice from the Company specifying the acts or omissions alleged to constitute such failure or refusal and such failure or refusal continues after Executive shall have had reasonable opportunity to correct the same.

        3. Loan Forgiveness

        a. One-third (1/3) of the original principal amount of the Loan and all interest then accrued on the Loan shall be forgiven and cancelled, automatically and without action on the part of the Company or its Board of Directors, on each of April 3, 2001, April 3, 2002 and April 3, 2003, provided that Executive remains employed by the Company through that date.

        b. The full remaining balance of the Loan, principal and interest, shall, automatically and without action on the part of the Company or its Board of Directors, be forgiven and cancelled upon the occurrence of any of the following events:

                i. Company's termination of Executive for any reason other than for "cause" as defined herein, or

                ii. Executive's death or disability. The term "disability" shall mean a medically determinable physical or mental incapacity of Executive rendering her incapable of reporting to work or unable to perform the essential functions of her job for a period expected to continue for at least twelve (12) consecutive months or result in death, as established to the reasonable satisfaction of the Company's Board of Directors.

        4. Tax Gross-Up Payment.

        a. For each year that all or a portion of the Loan is forgiven or an additional payment is made under this subsection 4a, the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount equal to the federal and state income and employment taxes due as a result of such forgiveness and cancellation. Each Gross-Up Payment shall be made in two installments. The first installment shall be in the amount of federal and state income and employment taxes required to be withheld from Executive at the time of the Loan forgiveness and/or Gross-Up Payment, and shall be paid to the applicable withholding tax collection agencies within the time periods prescribed by law. The second installment shall be paid to Executive on or before the later of (i) April 1 of the calendar year following the calendar year in which the applicable forgiveness or payment occurs or (ii) thirty (30) days following the date



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on which the tax return information for such calendar year is provided to the
Company as set forth in subsection c below. The second installment for the last year in which a Gross-Up Payment is made with respect to Loan forgiveness shall be adjusted to take into account the future tax effects of such Gross-Up Payment, and no Gross-Up Payment shall be made for any subsequent year.

        b. The Company shall have the right to deduct or otherwise effect withholding from the Gross-Up Payment, or from any other compensation payable to Executive, of any income or employment tax or other amount required by federal or state tax laws to be withheld with respect to forgiveness of the Loan or the making of the Gross-Up Payment.

        c. The amount of the state and federal income taxes to be included in the Gross-Up Payment shall be calculated by Executive's tax return preparer for each of the years in question, subject to review and approval by the Company. The Company shall provide to Executive and her tax return preparer a pro forma Form W-2 for each such year indicating what executive's income and withholding amounts would have been if no Loan forgiveness income or Gross-Up Payment income had been reported on Form W-2 for such year. Executive shall provide the Company a copy of each income tax return on which any Loan forgiveness income, Gross-Up Payment income and/or state income tax deduction attributable to Loan forgiveness or Gross-Up Payment is reflected. Additionally, Executive shall provide the Company her tax return preparer's written calculation of what her tax liability would be on each such income tax return if no Loan forgiveness income, Gross-Up Payment income or state income tax deduction attributable to Loan forgiveness or Gross-Up Payment were reflected. For each year, the income tax portion of the Gross-Up Payment shall be the difference between the amounts calculated under the two preceding sentences. The amount of employment taxes included in the Gross-Up Payment shall be calculated as the Medicare tax rate (currently 1.45%) multiplied by the amount of any Loan forgiveness income and Gross-Up Payment income. If, as a result of Executive being audited or filing an amended tax return, Executive's state or federal income tax liability for any year covered by this provision is altered, Executive shall notify the Company of the same and shall have her tax return preparer recalculate the Gross-Up Payment for such year. If any such calculation indicates that the Company previously made an excess Gross-Up Payment, Executive shall promptly repay to the Company the amount of such excess, together with interest at the rate then applicable to refunds from such taxing authority.

        5. At Will Employment. Nothing herein shall be deemed to waive the Company's policy that Executive's employment is AT WILL and can be terminated at the option of either the Company or Executive in their sole and absolute discretion, for any or no reason whatsoever, with or without cause, and no representations, warranties or assurances have been made concerning the length of such employment by the Company.



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        6. General.

        a. Assignment.

                i. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                ii. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                iii. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        b. Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

        c. Severability. It is agreed that if any term, covenant, provision, paragraph or condition of this Agreement shall be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not invalidate the whole Agreement, but it shall be construed as if it did not contain the invalid, illegal or unenforceable part, and the rights and obligations of the parties shall be construed and enforced accordingly.

        d. Entire Agreement. The parties hereto agree that this Agreement supersedes all existing agreements between the Company and Executive relating to the subject matter hereof, whether oral, written, expressed or implied, and contains the entire understanding and agreement between the parties on such subject.

        e. Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

        f. Choice of Law. This Agreement and the performance hereunder shall be construed in accordance with and under and pursuant to the internal substantive laws of the State of California applicable to agreements fully executed and performed entirely in such state.



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        g. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three (3) days after having been sent by first class mail, return receipt requested, postage prepaid, (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written or oral verification of receipt, or (e) upon confirmed delivery by electronic mail. Until changed upon giving notice as provided herein, notices shall be sent to:

        If to the Company:
               Hawthorne Savings, F.S.B.
               2381 Rosecrans Avenue
               El Segundo, CA   90245
               Attention:  Simone Lagomarsino, Chief Executive Officer
               Fax:  (310) 725-5831
               Email:  simonel@hawthornesavings.com

        If to Executive:
               Karen Abajian
               7717 Agnew Avenue
               Los Angeles, CA 90045

        h. Attorneys' Fees. In the event of any dispute regarding the enforcement or interpretation of this Agreement, the party prevailing in such dispute shall be entitled to recover from the other party hereto all costs of such dispute, including reasonable attorneys' fees.

        IN WITNESS WHEREOF, Executive and, pursuant to the authorization from its Board of Directors, the Company have executed this Agreement as of the day and year first above written.

EXECUTIVE                              HAWTHORNE FINANCIAL CORPORATION


                                       By:
------------------------                   -------------------------------------
KAREN ABAJIAN                               Name and Title:



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